Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Virgin Media Sharesave Plan of Virgin Media Inc. of our report dated February 26, 2009 (except for notes 1, 2, 3, 4, 5, 6, 8, 9, 14, 17, 18 and 19, as to which the date is May 26, 2009), with respect to the consolidated financial statements and schedule of Virgin Media Inc. and subsidiaries included in its Current Report (Form 8-K) dated May 27, 2009, and our report with repsect to the effectivness of internal control over financial reporting of Virgin Media Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, both filed with the Securities and Exchange Comission.

/s/ Ernst & Young LLP

London, England

August 7, 2009

The UK firm Ernst & Young LLP is a limited liability partnership registered in England and Wales with registered number OC300001 and is a member firm of Ernst & Young Global Limited. A list of members' names is available for inspection at 1 More London Place, London SE 1 2AF, the firm's principal place of business and registered office.